                                                                    EXHIBIT 12.1

Paracelsus Utah Facilities
Computation of Ratio of Earnings to Fixed Charges
(Unaudited)
(Dollars in thousands)

                                         Period from Date
                                         of Acquisition Through    Year Ended           Year Ended           Nine Months Ended
                                         December 31, 1996         December 31, 1997    December 31, 1998    September 30, 1998
                                         ----------------------    -----------------    ------------------   ------------------
Earnings
  Income (loss) from continuing
  operations before minority
  interests and income taxes                  (103,257)                  3,750                 3,548               3,600
Fixed charges                                   10,693                  25,883                20,977              16,384
Less interest capitalized                           --                      --                    --                  --
                                               -------                  ------                ------              ------
                                               (92,564)                 29,633                24,525              19,984

Fixed charges
  Interest charged to expense                    8,465                  22,097                17,088              13,426
  Interest capitalized                              --                      --                    --                  --
  Interest portion of rental expense             2,228                   3,786                 3,889               2,958
                                               -------                  ------                ------              ------
Fixed charges                                   10,693                  25,883                20,977              16,384
                                               -------                  ------                ------              ------
Ratio of earnings to fixed charges                  --                     1.1                   1.2                 1.2
                                               =======                  ======                ======              ======



                                         Nine Months Ended
                                         September 30, 1999
                                         ------------------
Earnings
  Income (loss) from continuing
  operations before minority
  interests and income taxes                       910
Fixed charges                                   10,340
Less interest capitalized                          218
                                               -------
                                                11,468

Fixed charges
  Interest charged to expense                    7,304
  Interest capitalized                             218
  Interest portion of rental expense             2,818
                                               -------
Fixed charges                                   10,340
                                               -------
Ratio of earnings to fixed charges                 1.1
                                               =======